Exhibit 10.3
CONSTRUCTION AGREEMENT
THIS CONSTRUCTION AGREEMENT (the “Agreement”) is made and entered in to on the 10th day of May, 2010 by and between Cardinal Ethanol, LLC, an Indiana limited liability company (“Owner”) and LAH Development, LLC, an Ohio limited liability company (“Contractor”).
WHEREAS, Owner is constructing a bushel bin storage system, as outlined in project specifications dated April 14, 2010 (the “Specifications”) (the “Bin”); and
WHEREAS, Owner wishes to engage Contractor and Contractor wishes to accept such engagement to provide materials and construction services as provided for in this Agreement.
NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. The parties hereby agree as follows:
1. Scope of Work. Contractor agrees to provide all of the material and labor required to construct the Bin, including but not limited to all electrical work.
2. Date of Commencement and Completion. Commencement of construction of the Bin shall begin on June 1, 2010 and construction of the Bin shall, be completed no later than October 1, 2010. The “Completion of Construction” shall mean Contractor’s completion of construction of the Bin in accordance with the Specifications and Owner’s acceptance thereof.
3. Contract Sum. The Owner shall pay to the Contractor one million seven hundred forty-six thousand dollars ($1,746,000.00) (the “Contract Sum”) for the Contractor’s construction of the Bin in accordance with the terms of this Agreement. The Contract Sum shall be equitably adjusted in accordance with any Change Orders that are required; however, such Change Orders shall be effective only upon prior written agreement by the Owner and Contractor.
4. Payments. The Contract Sum shall be payable as follows:
a.	Twenty-five percent (25%) of the Contract Sum or four hundred thirty-six thousand five hundred dollars ($436,500.00) shall be due upon execution of this Agreement.
b.
Contractor shall provide an invoice to Owner not later than the Thirtieth (30) day of each month. The invoice shall indicate the percentage of completion of the construction of the Bin as of the end of the period covered by the invoice. Owner shall have fifteen (15) business days to pay the percentage of the Contract Sum equal to the percentage of completion of construction of the Bin since the previous invoice.

c.	The entire Contract Sum shall be paid in full no later than thirty (30) days after the Completion of Construction.

d.
The Owner may adjust or reject an invoice or nullify a previously approved invoice, in whole or in part, as may reasonably be necessary to protect the Owner from loss or damage based upon the following:

i.	Contractor’s failure to construct the Bin as required by this Agreement and the Specifications;
ii.	loss or damage arising out of or relating to this Agreement and caused by the Contractor to the Owner, or others to whom the Owner may be liable;
iii.
the Contractor’s failure to pay the Architect/Engineer or Subcontractors for labor, materials, equipment or supplies properly furnished in connection with the construction of the Bin, provided that the Owner is making payments to the Contractor in accordance with the terms of this Agreement;

iv.	defective work not corrected in a timely fashion; and
v.	reasonable evidence demonstrating that the unpaid balance of the Contract Sum is insufficient to fund the cost to complete the construction of the Bin.
When the above reasons for disapproving or nullifying an invoice are removed, payment will be made for the amounts previously withheld.
5. Construction. Contractor agrees to provide and pay for all necessary construction supervision, inspection, construction equipment, construction labor, materials, tools and subcontracted items for the construction of the Bin.
6. Liquidated Damages for Delay in Completion. Without prejudice to any other right or remedy, if the Completion of Construction does not occur on or before October 1, 2010, Contractor shall pay liquidated damages (the “Liquidated Damages”) to the Owner as follows:
a.	If the Completion of Construction does not take place on or before October 1, 2010, Contractor shall pay to the Owner five thousand dollars ($5,000).
b.	If the Completion of Construction does not take place on or before October 8, 2010, Contractor shall pay to the Owner ten thousand dollars ($10,000).
c.	If the Completion of Construction does not take place on or before October 15, 2010, Contractor shall pay to the Owner fifteen thousand dollars ($15,000).
d.	If the Completion of Construction does not take place on or before October 22, 2010, Contractor shall pay to the Owner twenty-five thousand dollars ($25,000).

e.	If the Completion of Construction does not take place on or before October 29, 2010, Contractor shall pay to the Owner forty thousand dollars ($40,000).
f.	If the Completion of Construction does not take place on or before November 5, 2010, Contractor shall pay to the Owner fifty-five thousand dollars ($55,000).
g.	If the Completion of Construction does not take place on or before November 12, 2010, Contractor shall pay to the Owner sixty thousand dollars ($60,000).
h.	If the Completion of Construction is after November 12, 2010, Contractor shall pay to the Owner seventy-five thousand dollars ($75,000).
The Liquidated Damages, if any, shall be due and payable within fifteen (15) business days following the Completion of Construction.
7. Access by Owner and Public Authorities. Owner, Owner’s representatives and public authorities shall at all times have access to the site where the Bin is being constructed.
8. Warranty. Contractor shall provide all required notices and shall at all times comply with the requirements of all applicable laws, rules or regulations. Contractor agrees to promptly re-execute any construction of the Bin which the Owner determines does not comply with the Specifications, without any additional charge to Owner. Contractor warrants the construction of the Bin and agrees to promptly remedy any defects resulting from faulty materials or workmanship which shall become evident during a period of one (1) year after the completion of the construction of the Bin without any additional charge to Owner. This Section 8 regarding warranties of the Contractor shall survive the termination of this Agreement.
9. Delays in Work Beyond Contractor’s Control. In the event Contractor is delayed in the construction of the Bin by acts of God, fire, flood or any other unavoidable casualties; or by labor strikes, late delivery of materials; or by neglect of Owner; the time for completion of the construction of the Bin shall be extended for the same period as the delay occasioned by any of the aforementioned causes.
10. Clean-Up. The Contractor shall keep the premises and area surrounding the Bin free from accumulation of waste materials or rubbish caused by operations under this Agreement. Upon completion of the construction of the Bin, the Contractor shall remove all waste materials, rubbish, the Contractor’s tools, construction equipment machinery and surplus materials.
11. Safety. The Contractor shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the performance of this Agreement and the construction of the Bin as provided for herein.

12. Termination or Suspension of the Agreement.
a.	Suspension by the Owner for Convenience.
i.
The Owner may order the Contractor, in writing, to suspend, delay or interrupt all or any part of the construction of the Bin without cause for such period of time as the Owner may determine to be appropriate for its convenience.

ii.
Adjustments caused by suspension, delay or interruption shall be made for increases in the Contract Sum and/or the date of completion. No adjustment shall be made if the Contractor is or otherwise would have been responsible for the suspension, delay or interruption of the construction of the Bin, or if another provision of this Agreement is applied to render an equitable adjustment.

b.	Owner’s Right to Perform Contractor’s Obligations and Termination by the Owner for Cause.
i.
If the Contractor persistently fails to perform any of its obligations under this Agreement, the Owner may, after five (5) days’ written notice, during which period the Contractor fails to perform such obligation, undertake to perform such obligations. The Contract Sum shall be reduced by the cost to the Owner of performing such obligations.

ii.	Upon five (5) days’ written notice to the Contractor and the Contractor’s surety, if any, the Owner may terminate this Agreement for any of the following reasons:
1.	if the Contractor utilizes improper materials and/or inadequately skilled workers;
2.
if the Contractor does not make proper payment to laborers, material suppliers or contractors provided that the Owner is making payments to the Contractor in accordance with the terms of this Agreement;

3.	if the Contractor fails to abide by the orders, regulations, rules, ordinances or laws of governmental authorities having jurisdiction; or
4.	if the Contractor otherwise materially breaches this Agreement.
iii.
If the Contractor fails to cure or commence and continue to cure within the five (5) days, the Owner, without prejudice to any other right or remedy, may take possession of the worksite and complete the construction of the Bin utilizing any reasonable means. In this event, the Contractor shall not have a right to further payment until the Completion of Construction.

iv.
If the Contractor files a petition under the Bankruptcy Code, this Agreement shall terminate if the Contractor or the Contractor’s trustee rejects the Agreement or, if there has been a default, the Contractor is unable to give adequate assurance that the Contractor will perform as required by this Agreement or otherwise is unable to comply with the requirements for assuming this Agreement under the applicable provisions of the Bankruptcy Code.

c.
Termination by Owner Without Cause. If the Owner terminates this Agreement other than as set forth in Section 12(b) herein, the Owner shall pay the Contractor for all completed construction work on the Bin and for all proven loss, cost or expense in connection with the construction of the Bin and the Contractor shall have no other remedy, including but not limited to incidental or consequential damages, against the Owner.

13. Insurance. Contractor agrees to obtain and maintain insurance coverage to protect itself against claims for workers’ compensation, unemployment, property damage, bodily injury or death due to its performance of this Agreement. Contractor shall purchase and maintain commercial general liability insurance with combined single limits of not less than one million dollars ($1,000,000) which shall be endorsed to require at least thirty (30) days notice to Owner prior to the effective date of any termination or cancellation of coverage. Contractor shall provide a certificate of insurance to Owner to establish the coverage maintained before commencement of the construction of the Bin. Also, during the term of this Agreement, Contractor shall purchase and maintain comprehensive automobile liability insurance, with combined single limits of not less than one million dollars ($1,000,000), which shall be endorsed to require at least thirty (30) days notice to Owner prior to the effective date of any termination or cancellation of coverage. Contractor shall provide a certificate of insurance to Owner to establish coverage maintained before the commencement of the construction of the Bin.
14. Indemnity. To the fullest extent permitted by law, the Contractor shall defend, indemnify and hold harmless the Owner, Owner’s officers, directors, members, consultants, agents and employees from all claims for bodily injury and property damage that may arise from the performance of this Agreement. The Contractor shall not be required to defend, indemnify or hold harmless the Owner, the Owner’s officers, directors, members, consultants, agents and employees for any acts, omissions or negligence of the Owner, Owner’s officers, directors, members, consultants, employees, agents or separate contractors. This Section 14 regarding indemnity shall survive the termination of this Agreement.
15. Attorney’s Fees. In any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement, the prevailing party will be entitled to have its attorney’s fees paid by the non-prevailing party.
16. Time of the Essence. Time is of the essence in completion of this Agreement and construction of the Bin as provided for herein.

17. Miscellaneous. This Agreement, together with any exhibits and attachments hereto and any documents incorporated herein, constitutes the entire understanding between the parties concerning the subject matter hereof No prior or contemporaneous representations, inducements, promises or agreements not contained herein are of any force or effect. This Agreement shall be governed by and construed in accordance with Indiana law, and shall not be modified except in a writing signed by all parties. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. Neither this Agreement nor any parties’ rights, duties, responsibilities or obligations shall be assigned by either party, in whole or in part, without the prior written consent of the other party hereto. If any provision herein is held to be invalid, unenforceable, or contrary to public policy, in whole or in part, the remaining provisions shall not be affected. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance, nor shall it affect the right of either party to enforce such provision thereafter. The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity. The headings contained herein are for convenience only and shall not be considered in interpreting or construing this Agreement. All covenants, warranties, representations and indemnification obligations set forth in this Agreement shall survive the termination or expiration hereof This Agreement may be executed in counterparts, and facsimile signatures shall be binding upon the parties.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Cardinal Ethanol, LLC		LAH Development, LLC

By:	/s/ Jeffrey L. Painter Its: CEO/President	By:	/s/ Sy Hart Its:
5/11/2010

Cardinal Ethanol, LLC
Grain Bin Project Specifications
April 2, 2010
General Specifications:
Design and Engineering
•	Nu Way to supply design drawings

•	Finish design will be approved by owner (Cardinal Ethanol, LLC) prior to start of project
Excavation and Concrete
•	Excavate for bin footer and walls (dirt left on property)

•	13′ x 2′5″ footer

•	10′ high x 18″ wide exterior wall

•	8′ x 8′ access tunnel

•	Quad “F” aeration floor

•	Stone and compaction

•	Required concrete and rebar
105′ x 34 Ring System
•	90′ — 10″ Eave height; 119′ — 10″ peak height

•	730,245 bushel capacity

•	25,000 LB. peak load roof

•	2 ring commercial walk in door

•	Inside and outside ladder system

•	Roof stairs

•	10′ peak walk around

•	16′ center discharge with electric gate

•	(10) 12″ intermediate manual gates

•	1/10 CFM/BU Quad “F” aeration monorail flush floor system

•	(4) 30 hp. 3 ph 230/460 V centrifugal fans

•	(45) grill vents

•	(10) 24″ exhausters, 2 hp, 3 ph explosion proof fans

•	(24) temperature cable supports

•	10K BPH series 2 bin sweep (Zero Entry, One Pass sweep)

Top Fill System
•	6′ wide x 125′ handrail truss catwalk w24″ grip strut walkway on one side
•	(1) 4 legged support tower
•	(1) 2 legged support tower tied to bin
•	Support structure at bin top
•	40,000 BPH GSI En-Masse conveyor
•	(2) 50 hp, 3 ph TEFC Motors
•	Duel TA9415 Dodge Reducers
•	3/16″ AR Bolt on bottom
•	10 ga. AR side liner
•	Lined head discharge
•	Slack chain detection with limit switch
•	End relief door with limit switch
•	Transition from new conveyor to new bin
•	Agri dry spreader system as per request
Unloading System
•	10,000 BPH GSI En-Masse Conveyor
•	30hp, 3 ph TEFC motor

•	3/16″ AR bolt on bottom

•	10 ga. AR side liner

•	Lined head discharge

•	Slack chain detection with limit switch

•	End relief door with limit switch
•	(11) Inlet transitions

•	Lined transition from new conveyor to the existing conveyor
Wireless Temperature Detection System
•	(24) Detection cables with hardware

•	PCI interface with software

•	Control wire

•	Remote Multiplexer

•	Point to point wireless radio

•	Thermocouple lead wires

•	Operation Manual

Notes:
All new steel will be primed painted
Job site will be maintained in a clean and professional manner at all times
All OSHA safety rules will be met or exceeded

PROJECT COST	$1,490,000
Option:
•	40,000 GSI Enclosed Belt conveyor
•	90 ft. c/c

•	40 hp drive system

•	5 deg. Incline

•	1/2″ UHMW bottom liner

•	Plug switch

•	Shaft monitor

DEDUCT	$30,000

Cardinal Ethanol, LLC
Grain Bin Project Specifications
April 14, 2010
Revisions to Grain 3 in quote of April 2, 2010:
•	Extending the existing bottom unload drag

•	Revising the tunnel height to 6′ — 6″
•	Extending existing top fill drag with new platform (10′ long with 12′x12′ platform) Support system from new tower and ladder access to new top catwalk
•	Two (2) 4 legged support towers
•	Price increases of equipment.
•	Motion detection equipment, rub sensors and other applicable safety equipment as required
•	Bin Bob level indicator and high level indicator included in pricing.

Revised Price	$1,561,000
Electrical
•	Furnish all material, equipment, labor, evaluation/study, etc. that is necessary to complete the project.

Electrical Cost	$185,000

Total revised complete project cost	$1,746,000